Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Separation Agreement”) is entered into as of this 28 day of November, 2022 by and between Wesley Golby (“Employee”), and Acacia Research Group LLC, a Texas limited liability company (the “Company”) (each sometimes referred to herein as a “Party” and collectively as the “Parties”).
WHEREAS, the Employee’s employment with the Company was terminated on November 28, 2022 (the “Separation Date”) on the terms set forth herein; and
WHEREAS, the Parties agree that Employee shall receive certain severance benefits on the terms set forth herein.
NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Employee pursuant to this Separation Agreement as described below, the adequacy of which is hereby acknowledged by Employee, and that Employee acknowledges that Employee would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:
1.    Termination of Employment. Subject to the terms and conditions of this Separation Agreement, the Employee’s employment with the Company was terminated on the Separation Date.
2.    General Release of Claims by Employee.
2.1    Release and Discharge of Claims. In consideration for the promises and covenants contained herein, other than the rights and benefits granted to Employee hereunder, Employee irrevocably and unconditionally releases and discharges the Company and Acacia Research Corporation (“ARC”) and all of their affiliated and related entities, and their, and their affiliated and related entities’, respective agents, officers, directors, stockholders, members, employees, attorneys, insurers, subsidiaries, predecessors, successors and assigns (“Company Releasees”), from any and all claims, liabilities, obligations, promises, causes of actions, actions, suits, or demands, of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, arising from or relating to any omissions, acts or facts that have occurred up until and including the date of this Separation Agreement, including but not limited to those arising from or related or attributable to Employee’s employment with the Company and his separation from such employment (“Claims”). Such Claims include, but are not limited to, claims based upon any violation of the Company’s policies and regulations or any written or oral contract or agreement between the Company and Employee; tort and common law claims including but not limited to claims for wrongful or retaliatory discharge, emotional distress, defamation, slander, libel or false imprisonment, claims for attorneys’ fees, back pay, front pay or reinstatement; claims based upon employment discrimination or harassment of any kind or nature, and claims based upon alleged violation of: the Americans With Disabilities Act, as amended (42 U.S.C. section 12101, et seq.); 42 U.S.C. sections 1981 and 1983; the New York State Human Rights Law (NYSHRL), the New York Labor Law (NYLL) (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers' Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law (NYCHRL), and the New York City Earned Sick Leave Law (NYCESLL), State wage and hour laws; or any other State, Federal or local statutes or laws. Employee further acknowledges that such Claims also include claims based on the Age Discrimination in Employment Act, as amended (29 U.S.C. section 621, et seq.) (the “ADEA”) and the Older Workers Benefit Protection Act (29 U.S.C. §626(f)), as amended (the “OWBPA”). The provisions of this Section do not release claims that cannot be released as a matter of law.

2.2    Claims Not Released. Employee is not waiving any rights Employee may have to: (i) Employee’s own vested accrued employee benefits under Employer’s health, welfare, or retirement benefits plans as of the Separation Date; (ii) benefits or rights to seek benefits under applicable workers’ compensation or unemployment insurance or indemnification statutes; (iii) pursue claims which by law cannot be waived by signing this Separation Agreement; (iv) enforce this Separation Agreement; or (v) challenge the validity of this Separation Agreement.
2.3    Government Agencies. Nothing in this Separation Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, action, or other proceeding before any federal, state, or local government agency (e.g., EEOC, DFEH, NLRB, SEC, etc.), nor does anything in this Separation Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law and expressly excluding Employee’s participation in any federal whistleblower programs, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.
2.4    Consideration Period. Employee acknowledges that this Separation Agreement was presented to him on the date indicated above and that Employee is entitled to have 45 days’ time in which to consider it. Employee further acknowledges that the Company has advised Employee that Employee is waiving his rights under the ADEA, and that Employee has been advised to consult with an attorney of his choice before signing this Separation Agreement, and Employee has had sufficient time to consider the terms of this Separation Agreement. Employee represents and acknowledges that if Employee executes this Separation Agreement before 45 days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period. Employee agrees that the 45-day consideration period began on the date this Separation Agreement first was delivered to Employee and that if Employer changes any of the terms of the offer contained in the Separation Agreement (whether the changes are material or not), the 45-day consideration period shall not be restarted but shall continue without interruption.
2.5    Revocation. Employee understands that after executing this Separation Agreement, Employee has the right to revoke it within seven calendar days after his execution of it. Employee understands that this Separation Agreement will not become effective and enforceable unless the seven-day revocation period passes and Employee does not revoke this Separation Agreement in writing. Employee understands that this Separation Agreement may not be revoked after the seven-day revocation period has passed. Employee also understands that any revocation of this Separation Agreement must be made in writing and state, “I hereby revoke my acceptance of our Separation Agreement and General Release of All Claims.” and delivered to Acacia Research Group, attention Jason Soncini, 767 Third Avenue, 6th Floor, New York, NY 10017, and postmarked within seven calendar days after the Employee’s execution of this Separation Agreement.
2.6    Effectiveness. Employee understands that this Separation Agreement shall become effective, irrevocable, and binding upon Employee on the eighth day after his execution of it (the “Effective Date”), so long as Employee has not revoked it within the time period and in the manner specified herein. Employee further understands that Employee will not be given any severance benefits under the Separation Agreement until the effective date of this Separation Agreement.
3.    Consideration. In consideration for signing this Separation Agreement complying with its terms, and provided Employee does not subsequently revoke this Separation Agreement within the allotted time, Employer agrees:
3.1     to pay to the Employee his biweekly base salary as of the date of this Separation Agreement of $17,307.70, less lawful deductions, on the Company’s regular biweekly payroll dates through February 17, 2023, in accordance with the Company’s normal payroll policies and procedures (the “Severance Period”);
3.2    to pay the Employee on the first regular pay date after the Effective Date $410,096.10, less lawful deductions and in accordance with the Company’s normal payroll policies and procedures;
3.3    Commencing within thirty (30) days following Employee signing this Separation Agreement, should the Employee timely and properly elect continuation of medical insurance coverage pursuant to COBRA (as defined below), the Company will pay the full cost of the premium for three (3) months for the continuation of medical, dental and vision coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Employee and Employee’s eligible dependents who were covered under the Company’s health plans as of the date hereof; provided, however, that the Company’s obligation to make the payments under this Section 3.3 shall cease at such time as the Employee has obtained healthcare coverage from a third party employer or another source.
4.    Eligibility Requirements/Applicable Data. The decisional unit is all deal team employees and New York based administrative staff of Acacia Research Group LLC as of November 17, 2022. Employees were selected for layoff as part of the 2022 Restructuring Program (the “Program”) based on a variety of factors including the needs of the business and the skills and capabilities of the employees. Attached as Exhibit “A” is a list of the job titles and ages as of November 17, 2022 of all individuals eligible for and selected for layoff under the Program and offered consideration for signing a Separation Agreement. Except for those employees selected for layoff, no other employee is eligible or offered consideration in exchange for signing the waiver. Attached as Exhibit “B” is a list of the job titles and ages of all individuals who were eligible but not selected for layoff under the Program.
5.    Additional Agreements and Acknowledgments.
    5.1    Timely Payments. Employee affirms that Employee timely has been paid or has received all compensation, wages, bonuses, commissions and benefits which are due and payable as of the date of execution of this Separation Agreement. Employee further affirms that Employee has been reimbursed for all expenses necessarily incurred by Employee in following the Company’s directions or in performing Employee’s duties.
    5.2    Workplace Injuries. Employee also affirms that Employee has no known workplace injuries or occupational diseases, and that Employee has been granted or has not been denied any leave to which Employee was entitled under any disability accommodation laws.
    5.3    No Retaliation. Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its officers, directors or employees including, but not limited to, allegations of corporate fraud.
5.4    Intellectual Property.     The Employee agrees that any and all discoveries, concepts, ideas, inventions, writings, plans, articles, devices, products, designs, treatments, structures, processes, methods, formulae, techniques and drawings, and improvements or modifications related to the foregoing that are in any way directly related to the Company’s active patent portfolios, which are made, developed, created, contributed to, reduced to practice, or conceived by the Employee, whether solely or jointly with others, in connection with the Employee’s services to the Company (collectively, the “Intellectual Property”) shall be and shall remain the exclusive property of the Company, and, to the extent applicable, a “work made for hire,” and the Company shall own all rights, title and interests thereto, including, without limitation, all rights under copyright, patent, trademark, statutory, common law and/or otherwise. By the Employee’s execution of this Separation Agreement, the Employee hereby irrevocably and unconditionally assigns to the Company all right, title and interest in any such Intellectual Property.

The Employee further agrees to take all such steps and all further action as the Company may reasonable request to effectuate the foregoing, including, without limitation, the execution and delivery of such documents and applications as the Company may reasonably request to secure the rights to Intellectual Property worldwide by patent, copyright or otherwise to the Company or its successors and assigns. The Employee further agrees promptly and fully to disclose any Intellectual Property to the officers of the Company and to deliver to such officers all papers, drawings, models, data and other material (collectively, the “Material”) relating to any Intellectual Property made, reduced to practice, developed, created or contributed to by the Employee and, upon termination, or expiration of this Separation Agreement, to turn over to the Company all such Material. To the extent that the Employee has signed any other assignment of inventions agreement, such agreement continues in full force and effect.
5.5    Non-disparagement. The Employee agrees not to engage in any wrongful conduct that is injurious to the Company or ARC, or their respective subsidiaries’, officers’ or directors’ reputation or interest, including but not limited to, disparaging, inducing or encouraging others to disparage or bring claims against the Company or ARC, or their respective subsidiaries, officers or directors, or making or causing to be made any statement that is critical of or otherwise maligns the business reputation of the Company or ARC, or their respective subsidiaries, officers or directors, except as otherwise required by law (“Required Disclosure”); provided, that in making a Required Disclosure, Employee shall provide prior notice of such Required Disclosure to the Company as far in advance as reasonably practicable (unless prohibited by law), so that the Company may intervene, appear or otherwise object, including by requesting a confidential hearing or confidential treatment at the Company’s sole expense. In addition, during the Severance Period, the Employee agrees not to provide any testimony or other information to any party in any proceeding or otherwise, that is or could be construed to be adverse to the Company or ARC or their respective interests.
5.6    Standstill. Unless otherwise required by law, from the date hereof through the end of the Severance Period, without the Company’s prior written consent, the Employee will not, herself or through any affiliate, representative or other person, acting alone or as part of a “group” (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934), directly or indirectly: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of all or substantially all of the securities (or beneficial ownership thereof) or assets of ARC or any of its subsidiaries; (B) any tender or exchange offer or merger or other business combination involving ARC or any of its subsidiaries; (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to ARC or any of its subsidiaries; or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) with respect to any securities of ARC, including without limitation to vote any securities of ARC or to provide or withhold consents or agent designations with respect to any securities of ARC, (ii) form, advise, join or in any way participate in a group in connection with the types of matters set forth in (i) above, (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of ARC or any of its subsidiaries, (iv) take any action which might force ARC to make a public announcement regarding any of the types of matters set forth in (i) above, (v) publicly announce any intention, plan or arrangement inconsistent with the foregoing, or (vi) enter into any discussions, arrangements or agreements with any third party relating to any of the foregoing. The Employee also agrees during such period not to request ARC (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).
5.7    Cooperation. Employee shall cooperate with the Company and its affiliates, agents, accountants and attorneys in connection with any inquiries related to the Company’s or its affiliates’ (including, without limitation ARC) legal matters, as well as with any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including being available to the Company upon reasonable notice for interviews, depositions and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Employee’s possession, all at times and on schedules that are reasonably consistent with the Employee’s other permitted activities and commitments). In the event the Company requires the Employee’s cooperation in accordance with this Section 5.7, the Company shall reimburse the Employee solely for reasonable their time, legal fees and travel expenses (including lodging and meals), upon submission of receipts, incurred by the Employee in connection with the performance of his obligations under this Section 5.7.
5.7    Return of Company Property. Except as otherwise agreed in writing by the Parties hereto, Employee acknowledges and affirms that he has returned to the Company all property belonging to the Company, including all credit cards, ID cards, electronic devices, any and all original and duplicate copies of all his work product and of files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes, and any other magnetic and other media materials he has in his possession or under his control which contains Confidential Information (as defined below) of the Company.
5.7    Confidentiality. Employee agrees at all times during the term of his employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform his obligations to the Company as an employee of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Company, any Confidential Information of the Company. Employee further agrees not to make copies of such Confidential Information except as authorized by the Company. Employee understands that “Confidential Information” means any Company or ARC proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, Customer lists and Customers, prices and costs, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to him by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by him during the term of his employment, whether or not during working hours. Employee further understands that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s or ARC’s business which is either information not known by actual or potential competitors of the Company or ARC or other third parties not under confidentiality obligations to the Company or ARC, or is otherwise proprietary information of the Company, ARC or their respective Customers or suppliers, whether of a technical nature or otherwise. Employee also understands that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of hers or of others who were under confidentiality obligations as to the item or items involved.
5.8    Specific Performance and Injunctive Relief. The Employee agrees that any violation by him or his representatives or advisors of this Separation Agreement would be highly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, the Employee consents and agrees that if he or his representatives or advisors violate any provision of this Separation Agreement, the Company shall be entitled, in addition to any other rights and remedies that it may have, to obtain from any court of competent jurisdiction specific performance and/or injunctive or other relief (without the requirement of posting of a bond or other security) in order to enforce, or prevent any violation of, the provisions of this Separation Agreement.
6.    No Admission of Wrongdoing. The Parties agree that neither this Separation Agreement nor the furnishing of consideration for this Separation Agreement shall be deemed or construed at any time for any purpose as an admission of wrongdoing or evidence of any liability or unlawful conduct of any kind.

7.    No Assignment. Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee may have against the Company Releasees, or any of them. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.
8.    Paragraph Headings. The headings of the several paragraphs in this Separation Agreement are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or 9id in the construction of any term or provision hereof.
9.    Severability. The invalidity or unenforceability of any provision of this Separation Agreement shall not affect the validity or enforceability of any other provision of this Separation Agreement, which shall remain in full force and effect.
10.    Governing Law. This Separation Agreement will be governed by and construed in accordance with the laws of the United States and the State of New York applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.
11.    Counterparts. This Separation Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
12.    Construction. The language in all parts of this Separation Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the Parties hereto. Without limitation, there shall be no presumption against any Party on the ground that such Party was responsible for drafting this Separation Agreement or any part thereof.
13.    Entire Agreement. This Separation Agreement sets forth the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any Party hereto, and any prior agreement of the Parties in respect of the subject matter contained herein.
14.    Amendment. No provision of this Separation Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer of the Company as may be specifically designated by the Board of Directors of the Company.
15.    Understanding and Authority. The Parties understand and agree that all terms of this Separation Agreement are contractual and are not a mere recital and represent and warrant that they are competent to covenant and agree as herein provided. The Parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.
EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT EMPLOYEE HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO REVIEW THIS SEPARATION AGREEMENT PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS AND ACKNOWLEDGES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS SEPARATION AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION SET FORTH IN SECTION 3 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT

INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES AS OF THE DATE OF EXECUTION OF THIS SEPARATION AGREEMENT.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Separation Agreement as of the date first written above.
Acacia Research Corporation, sole member of Acacia Research Group LLC
By: /s/ Martin McNulty, Jr.
Name:     Martin McNulty, Jr.
Its:    Interim Chief Executive Officer
EMPLOYEE

                        /s/ Wesley Golby
                        Wesley Golby